AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
57TH STREET GENERAL ACQUISITION CORP.

57th Street General Acquisition Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.           The name of the Corporation is 57th Street General Acquisition Corp.  The date of filing of its original Certificate of Incorporation with the Secretary of State was October 29, 2009 under the name of 57th Street General Acquisition Corp.

2.           This Amended and Restated Certificate of Incorporation (“Amended and Restated Certificate of Incorporation”) of 57th Street General Acquisition Corp. has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law by the directors and stockholders of the Corporation.

3.           This Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

4.           The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is 57th Street General Acquisition Corp. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.  The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD: Subject to the immediately succeeding sentence, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“GCL”).  In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Transaction (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the board of directors (the “Board of Directors”) or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein.  This Article Third may not be amended prior to the consummation of a Business Transaction.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000, of which 100,000,000 shares shall be Common Stock, par value $0.0001 per share, and 1,000,000 shares shall be Preferred Stock, par value $0.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name:	Asim Grabowski-Shaikh
Address:	c/o Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, NY 10017

SIXTH: The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and terminating upon the consummation of any “Business Transaction” and may not be amended prior to the consummation of any Business Transaction.  A “Business Transaction” shall mean the initial acquisition by the Corporation, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, of one or more operating businesses or assets.

A.  The Corporation will proceed with the consummation of a Business Transaction only if (i) the Corporation’s board of directors approves such Business Transaction and authorizes the mailing of a notice (“Notice”) setting forth substantially the same information that would be contained in a Schedule 14C information statement prepared in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the proposed Business Transaction and (ii) holders of no more than 88% of the shares of Common Stock (“IPO Shares”) issued in the Corporation’s initial public offering (“IPO”) of securities elect to put their shares back to the Corporation for cash.  Following the Corporation’s mailing of the Notice, stockholders holding IPO Shares will have the right, up until the date provided in the Notice (which date shall not be less than 15 days from the mailing thereof), to elect to put such holder’s IPO Shares back to the Corporation for cash.  If IPO Shares are put back to the Corporation as set forth in the Notice, the Corporation shall, promptly after consummation of the Business Transaction, effectuate such put right at a per share put price initially equal to $9.75 per share, plus interest earned on the Trust Account (net of taxes payable on the Trust Account). The Corporation shall not grant any request for the exercise of put rights to it for cash in the event such Business Transaction is not consummated.  “Trust Account” shall mean the trust account established by the Corporation at the consummation of the IPO and into which $48,750,000, or $56,025,000 if the underwriters’ over-allotment option is exercised in full, of the net proceeds of the IPO are deposited.  Notwithstanding the foregoing, holders of IPO Shares, together with any of their affiliates or any other person with whom such holder is acting in concert or as a ‘‘group’’ (as defined under Section 13 of the Exchange Act), are restricted from seeking put rights with respect to more than an aggregate of 10% of the shares sold in the IPO.

B. In the event the Corporation does not consummate a Business Transaction within 15 months from the consummation of the IPO (the “Termination Date”), the directors and officers of the Corporation shall (i) cease all operations of the Corporation except for the purposes of winding up, (ii) redeem 100% of the IPO Shares for a per share pro rata portion of the Trust Account, including a portion of the interest earned thereon, but net of any taxes (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption,  following approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the GCL, finding the dissolution of the Corporation advisable and providing such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation.

C.  In the event the Corporation is required to seek stockholder approval to effect its Business Transaction, the Corporation shall distribute the Notice and proceed with the Business Transaction only if (i) a majority of the Corporation’s outstanding shares of common stock voted are voted in favor of the Business Transaction and (ii) holders of no more than 88% of the IPO Shares elect to put their shares back to the Corporation for cash.  In connection with such stockholder vote, holders of IPO Shares exercising their put rights and voting (1) in favor of the Business Transaction will be entitled to receive a pro-rata portion of the Trust Account including interest and (2) against the Business Transaction will be entitled to receive a pro-rata portion of the Trust Account excluding interest, in each case net of taxes.

D. A holder of IPO Shares shall be entitled to receive funds from the Trust Account only in the event of a liquidation of the Trust Account to holders of IPO Shares pursuant to the terms of the Investment Trust Agreement governing the Trust Account or in the event he exercises his put rights, the Corporation redeems the IPO Shares (in accordance with Section B above) or the Corporation is required to seek a stockholder vote on the Business Transaction, as set forth in Article 6A – C, inclusive, of this Amended and Restated Certificate of Incorporation.  In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

E. The Board of Directors shall be divided into two classes: Class A and Class B. The number of directors in each class shall be as nearly equal as possible. Prior to the IPO, there shall be elected three Class A directors for a term expiring at the Corporation’s first Annual Meeting of Stockholders and three Class B directors for a term expiring at the Corporation’s second Annual Meeting of Stockholders.  Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election.  Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the by-laws of the Corporation), or by the sole remaining director.  All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

F.  Prior to the consummation of the Corporation’s Business Transaction, the Corporation shall not issue any additional stock that participates in the proceeds of the Trust Account, or that votes as a class with the IPO Shares, if the Corporation is required to seek stockholder approval of a Business Transaction.

G.  In the event the Corporation enters into a Business  Transaction with a target business that is affiliated with 57th Street GAC Holdings, LLC, or the directors or officers of the Corporation, the Corporation will obtain an opinion from an independent investment banking firm that is a member of Financial Industry Regulatory Authority that such Business Transaction is fair to the Corporation’s stockholders from a financial point of view.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf by an authorized officer on this _____th day of ___________, 2010.

57TH STREET GENERAL ACQUISITION CORP.

By:
Name: Mark D. Klein
Title: Chief Executive Officer